Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. REPORTS

372% SALES INCREASE AND RECORD EARNINGS FOR 2007

BASIC E.P.S. OF $0.21, EXCLUSIVE OF INCOME TAX BENEFITS,

COMPARES WITH NET LOSS OF ($0.26) IN 2006

COMPANY EXPECTS REVENUE TO MORE THAN DOUBLE IN 2008

OVERLAND PARK, Kansas (February 21, 2008) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today reported record revenue and net income for the fourth quarter and full year 2007. An investor conference call is scheduled for 11:00 a.m. EST today, February 21, 2008 (see details below).

For the three months ended December 31, 2007, revenue increased 283% to approximately $7.0 million, when compared with revenue of approximately $1.8 million in the fourth quarter of 2006. Sales during the fourth quarter of 2007 increased 38% when compared with approximately $5.1 million in the third quarter of 2007.

Gross profits totaled $4,066,712 (57.8% of revenue) in the quarter ended December 31, 2007, compared with gross profits of $911,243 (49.6% of revenue) in the corresponding period of the previous year. The Company recorded net income of $983,750 in the fourth quarter of 2007, versus a net loss of ($165,195) in the prior-year quarter. Basic earnings per share of $0.07 in the quarter ended December 31, 2007 compared with a net loss of ($0.01) per share in the prior-year period. Diluted earnings per share totaled $0.06 in the quarter ended December 31, 2007, versus a net loss of ($0.01) per share in the fourth quarter of 2006. Net income for the three months ended December 31, 2007 included a $490,143 income tax expense.

The Company incurred non-cash stock compensation expense of $402,681 for the quarter ended December 31, 2007, compared with $147,662 in the prior-year quarter.

For the twelve months ended December 31, 2007, revenue increased 372% to approximately $19.4 million, when compared with revenue of approximately $4.1 million in year ended December 31, 2006. Gross profits improved 492% to $11,741,152 (60.5% of revenue) in 2007, when compared with gross profits of $1,982,650 (48.2% of revenue) in the previous year. The Company reported net income of $4,523,334 in the year ended December 31, 2007, versus a net loss of ($3,361,229) in the year ended December 31, 2006. Basic earnings per share of $0.33 in 2007 compared with a net loss of ($0.26) per share in 2006. Diluted earnings per share totaled $0.28 in the year ended December 31, 2007, versus a net loss of ($0.26) per share in 2006. Net income for the year ended December 31, 2007 included an income tax benefit of $1,663,000. This benefit resulted from the Company’s reduction of its deferred tax valuation allowance due to the utilization of its net operating loss carryforward in 2007 and anticipated future usage of the carryforward because of expected future profitability, among other items. Excluding this income tax benefit, the Company would have reported net income of $2,860,334, or $0.21 per basic and $0.18 per diluted share, for the year ended December 31, 2007.

The Company incurred non-cash stock compensation expense totaling $1,784,459 in the year ended December 31, 2007, compared with $1,940,998 in 2006.

“I am very pleased to report outstanding growth in sales and earnings for the quarter and year ended December 31, 2007, as enthusiasm for our DVM-500 In-Car Video Mirror continued to build among law enforcement agencies throughout the United States and internationally,” stated Stanton E. Ross, Chief Executive Officer of the Company. “Not only did our sales increase 372% to a record $19.4 million in 2007, but our gross profits rose at an even faster pace as gross margins improved to 60.5% of revenue, compared with 48.2% in 2006. Sales during the three months ended December 31, 2007 represented the seventh consecutive increase in quarterly sales since Digital Ally commenced shipping its advanced digital surveillance products to customers in March 2006.”

“We now have customers in all 50 states and 12 foreign countries, and our largest order, to date, was from an international customer that has since placed additional orders for the DVM-500. We introduced a number of additional features to enhance the functionality and utility of our DVM-500 last year, including a wireless software file transfer feature that allows law enforcement officers to easily and inexpensively download video files to police headquarters or other remote locations, a Live Streaming Video capability, and a new VideoManager Server that enhances the ability of authorized headquarters personnel to view, upload, playback, search and manage video files from any networked computer with proper access rights.”

“Improvements in our balance sheet during 2007 were as strong as our operating results,” observed Ross. “Stockholders’ equity increased from $1.9 million at the end of 2006 to $9.0 million as of December 31, 2007, we paid off all of our short and long-term debt during the year, and we had $4.2 million of cash and a current ratio of 5.0-to-1.0 at year-end. Financially, we are very well-positioned for the growth anticipated in 2008.”

“Looking forward, 2008 will be a year marked by our introduction of several new products and our entry into new markets,” continued Ross. “Our experience with the Digital Video Flashlight (“DVF”), which contributed modestly to 2007 sales, has resulted in a redesign of that product that we believe will increase its appeal to both existing and new customers. We plan to introduce our initial digital surveillance products for the school bus and mass transit markets during the second quarter of 2008, and a new product for law enforcement and military applications should be forthcoming in the second half of the year.”

“We expect to achieve our eighth consecutive quarter of record sales during the three months ending March 31, 2008, and based upon information currently available to the Company, we anticipate that full year 2008 revenues should more than double to approximately $40 million. We also believe that the Company should be able to maintain the 21% operating margin reported in the most recent quarter in 2008”

The Company will host an investor conference call at 11:00 a.m. Eastern Time today, February 21, 2008, to discuss its fourth quarter and full-year 2007 operating results. Shareholders and other interested parties may participate in the conference call by dialing 866-406-5369 (international/local participants dial 973-582-2847) and referencing the ID code 32445911 a few minutes before 11:00 a.m. EST on February 21, 2008. A replay of the conference call will be available two hours after completion of the conference call from February 21, 2008 until February 28, 2008 by dialing 800-642-1687 (international/local participants dial 706-645-9291) and entering the conference ID 32445911.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is the field of Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to have all of its new product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; its ability to continue to increase revenue and profits, including the achievement of $40 million in revenues and 21% operating margins in 2008; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

	(Unaudited) 2007	(Audited) 2006
Assets
Current assets:
Cash and cash equivalents	$4,255,039	$57,160
Accounts receivable-trade, net	523,011	977,826
Accounts receivable-other	211,687	225,716
Inventories	2,964,098	1,526,222
Prepaid expenses	232,901	422,279
Deferred taxes	795,000	—

Total current assets	8,981,736	3,209,203

Furniture, fixtures and equipment	1,180,318	622,592
Less accumulated depreciation	301,632	114,851

	878,686	507,741

Deferred taxes	980,000	—
Other assets	65,007	59,305

Total assets	$10,905,429	$3,776,249

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable	$—	$500,000
Line of credit	—	500,000
Accounts payable	1,008,831	651,902
Accrued expenses	507,695	180,573
Income taxes payable	26,000	—
Customer deposits	243,171	20,899

Total current liabilities	1,785,697	1,853,374

Unearned income	3,864	5,248

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 75,000,000 shares authorized; Shares issued and outstanding: 14,092,260 – 2007; 13,309,027 – 2006	14,092	13,309
Additional paid in capital	12,110,890	9,436,766
Accumulated deficit	(3,009,114)	(7,532,448)

Total stockholders’ equity	9,115,868	1,917,627

Total liabilities and stockholders’ equity	$10,905,429	$3,776,249

DIGITAL ALLY, INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS

ENDED DECEMBER 31, 2007 AND 2006

	Three Months Ended		Years Ended
	(Unaudited) December 31, 2007	(Unaudited) December 31, 2006	(Unaudited) December 31, 2007	(Audited) December 31, 2006
Revenue	$7,031,488	$1,837,377	$19,391,082	$4,109,394
Cost of sales	2,964,776	926,134	7,649,930	2,126,744

Gross profit	4,066,712	911,243	11,741,152	1,982,650
Operating expenses	2,599,989	1,064,740	8,875,915	5,324,223

Operating income (loss)	1,466,723	(153,497)	2,865,237	(3,341,573)

Financial income (expense)
Interest income	18,979	2,522	34,609	20,742
Interest expense	(303)	(14,220)	(28,006)	(40,398)
Other, net	(11,506)	—	(11,506)	—

	7,170	(11,698)	(4,903)	(19,656)

Income (loss) before income tax (provision) benefit	1,473,893	(165,195)	2,860,334	(3,361,229)
Income tax (provision) benefit	(490,143)	—	1,663,000	—

Net income (loss)	$983,750	$(165,195)	$4,523,334	$(3,361,229)

Net income (loss) per share information:
Basic	$0.07	$(0.01)	$0.33	$(0.26)
Diluted	$0.06	$(0.01)	$0.28	$(0.26)
Weighted average shares outstanding:
Basic	14,069,133	13,309,627	13,742,070	12,829,610
Diluted	17,639,826	13,309,627	16,163,337	12,829,610

DIGITAL ALLY, INC.

CONDENSED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007 AND 2006

	(Unaudited) 2007	(Audited) 2006
Cash Flows From Operating Activities
Net income (loss)	$4,523,334	$(3,361,229)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation	192,033	85,057
Stock based compensation	1,696,959	1,725,998
Shares of common stock issued in lieu of cash compensation	87,500	215,000
Reserve for inventory obsolescence	196,328	—
Reserve for bad debt allowance	28,224	—
Deferred tax benefits	(1,775,000)	—
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	426,591	(977,826)
Accounts receivable - other	14,029	(211,086)
Inventories	(1,634,204)	(1,452,794)
Prepaid expenses	189,378	(162,450)
Other assets	(5,702)	(45,520)
Increase (decrease) in:
Accounts payable	356,929	607,725
Accrued expenses	327,122	145,605
Income taxes payable	26,000	—
Customer deposits	222,272	11,854
Unearned income	(1,384)	—

Net cash provided by (used in) operating activities	4,870,409	(3,419,666)

Cash Flows from Investing Activities
Purchases of furniture, fixtures and equipment	(562,978)	(482,563)

Net cash (used in) investing activities	(562,978)	(482,563)

Cash Flows from Financing Activities
Net borrowings (repayments) on line of credit	(500,000)	500,000
Proceeds from exercise of stock options and warrants	378,448	50,000
Excess tax benefits related to stock based compensation	12,000	—
Proceeds from sale of common stock	—	1,601,467

Net cash provided by (used in) financing activities	(109,552)	2,151,467

Increase (decrease) in cash	4,197,879	(1,750,762)
Cash and cash equivalents, beginning of year	57,160	1,807,922

Cash and cash equivalents, end of year	$4,255,039	$57,160

Supplemental disclosures of cash flow information:
Cash payments for interest	$28,006	$40,398

Cash payments for income taxes	$74,000	$—

Supplemental disclosures of non-cash investing and financing activities:
Common stock issued for settlement of note payable	$500,000	$—

NOTE: FOR MORE DETAILED INFORMATION, REFER TO THE COMPANY’S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2007 TO BE FILED WITH THE SEC.